UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2025

DRAGONFLY ENERGY HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-40730	85-1873463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12915 Old Virginia Road Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 622-3448

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DFLI	The Nasdaq Capital Market
Redeemable warrants, exercisable for common stock	DFLIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Definitive Material Agreement.

On October 20, 2025, Dragonfly Energy Holdings Corp. (the “Company”), Dragonfly Energy Corp. and Battle Born Battery Products, LLC entered into the Sixth Amendment (the “Sixth Amendment”) to its Term Loan, Guarantee and Security Agreement (as amended, the “Term Loan Agreement”) with the lenders (the “Lenders”) and Alter Domus (US) LLC, as agent, with respect to the Company’s senior secured term loan facility (the “Term Loan”). Under the Sixth Amendment, the Company has agreed to restructure its outstanding indebtedness as follows:

●	the Company has made a prepayment of $45.0 million of outstanding indebtedness under the Term Loan Agreement (the “Loan Prepayment”) from the net proceeds from the underwritten public offering of its common stock, par value $0.0001 (the “Common Stock”) that was consummated on October 17, 2025 (the “Offering”);

●	the Company has agreed to issue $25 million of shares of newly created Series B preferred stock of the Company (the “Preferred Stock”) in exchange for $25 million outstanding principal amount of the loan, which Preferred Stock will be issued following the filing of a certificate of designation for the Preferred Stock with the Secretary of State of the State of Nevada and will (i) be convertible into shares of the Company’s Common Stock, at the Lenders option at a conversion price of $3.15 per share, or an aggregate of 7,936,508 shares of Common Stock, (ii) have a dividend of 8% per annum payable quarterly in cash and (iii) have a dividend of 2% per annum payable quarterly in kind. In addition, the Company has a right to redeem any outstanding shares of the Preferred Stock at its option at the greater of (i) the stated value plus any outstanding dividends and (ii) the as-converted value of the shares of Common Stock underlying the Preferred Stock (the “Optional Redemption Price”). The Lenders have also agreed not to convert any shares of the Preferred Stock for a period of six months following the issuance of the Preferred Stock. In connection with any future equity offerings, the Company will be required to use 25% of the net proceeds from such offering to redeem outstanding shares of the Preferred Stock at the Optional Redemption Price. In the event the Company has not redeemed the outstanding shares Preferred Stock by October 7, 2027, the holders will have the right to require the Company to redeem the Preferred Stock at the Optional Redemption Price;

●	in connection with the Loan Prepayment, the Lenders have agreed to forgive the repayment of $5.0 million of the outstanding principal under the Term Loan Agreement;

●	the remaining outstanding principal amount under the Term Loan Agreement of $17 million, after the repayment and forgiveness disclosed above, will have a fixed interest rate of 12% per annum, payable monthly commencing December 31, 2025 and will mature in October 2027;

●	the Company has agreed to pay a fee to the Lenders equal to approximately $450,000 in cash and $450,000 added to principal outstanding amount of the loan under the Term Loan Agreement; and

●	certain covenants under the Term Loan Agreement have been waived through December 31, 2026, and the Company has agreed to a minimum liquidity covenant of $5.0 million calculated on a monthly basis.

The summary of the terms of the Sixth Amendment herein is subject to and qualified in its entirety by the full text of the Sixth Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 with respect to the issuance of the Preferred Stock is hereby incorporated by reference into this Item 3.02. The Preferred Stock and any related shares of Common Stock underlying the Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Sixth Amendment to Term Loan, Guarantee and Security Agreement, dated as of October 20, 2025, by and among the Company, Dragonfly Energy Corp., Battle Born Battery Products, LLC, the lenders from time to time party thereto and Alter Domus (US) LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAGONFLY ENERGY HOLDINGS CORP.

Dated: October 20, 2025	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	Chief Executive Officer, Interim Chief Financial Officer and President